As filed with the Securities and Exchange Commission on June 4, 2015

Registration No. 333-167718

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

Under the Securities Exchange Act of 1934

VIASYSTEMS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2668620
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 South Hanley Road, Suite 400

St. Louis, Missouri 63105

(Address of Principal Executive Offices) (Zip Code)

Viasystems Group, Inc. 2010 Equity Incentive Plan

(Full title of the plan)

Daniel J. Weber

Vice President and General Counsel

101 South Hanley Road, Suite 400

St. Louis, Missouri 63105

(314) 746-2205

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Brian H. Blaney

Greenberg Traurig, LLP

2375 East Camelback Road, Suite 700

Phoenix, AZ 85016

(602) 445-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATON OF SECURITIES

Viasystems Group, Inc. (the “Company”) is filing this Post-Effective Amendment No. 2 (this “Amendment”) to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and any other securities issuable by the Company, pursuant to the Registration Statement on Form S-8, File No. 333-167718, filed with the Securities and Exchange Commission (the “SEC”) on June 23, 2010, as amended by Post-Effective Amendment No. 1 to Form S-8, filed with the SEC on February 18, 2011 (the “Registration Statement”), pertaining to the registration of 3,000,000 shares of Common Stock for issuance under the Viasystems Group, Inc. 2010 Equity Incentive Plan.

Effective on May 31, 2015, pursuant to the Agreement and Plan of Merger, dated September 21, 2014, by and among the Company, TTM Technologies, Inc., a Delaware corporation (“Parent”), and Vector Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s Common Stock pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Amendment to deregister all such securities of the Company registered under the Registration Statement that remain unsold as of the effective time of the Merger, if any.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Costa Mesa, State of California, on the 4th day of June, 2015. No other person is requirement to sign this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

VIASYSTEMS GROUP, INC.

By:	/s/ Todd B. Schull
Name:	Todd B. Schull
Title:	Vice President and Treasurer